The American Funds Tax-Exempt Series I
1101 Vermont Avenue, NW
Washington, DC 20005

Telephone (202) 842-5665

For period ending 01/31/10
File number 811-4653

77C.           The Board of Directors of The American Funds Tax-Exempt Series I presented several proposals to its shareholders.  These measures were designed to increase investment flexibility, streamline fund administration and reduce expenses.  The fund’s shareholder meeting was held November 24, 2009.

The results of the proposals submitted to vote for The American Funds Tax-Exempt Series I are as follows:

Election of Directors:

Director	Votes For	Votes Withheld
Nariman Farvardin	35,368,949	1,008,657
Barbara Hackman Franklin	35,368,301	1,009,305
R. Clark Hooper	35,366,087	1,011,519
James H. Lemon, Jr.	35,364,466	1,013,140
James C. Miller III	35,368,897	1,008,709
Donald L. Nickles	35,369,491	1,008,115
J. Knox Singleton	35,346,173	1,031,433
Jeffrey L. Steele	35,366,694	1,010,912

Approval of an agreement to reorganize the fund from a Maryland Corporation into a Delaware Statutory Trust:

Votes For	Votes Against	Votes Abstaining*
25,980,878	921,905	9,474,823

Approval to update the fund’s fundamental investment policies:
a.	Policy regarding borrowing
b.	Policy regarding issuance of senior securities
c.	Policy regarding underwriting
d.	Policy regarding investments in real estate or commodities
e.	Policy regarding lending
f.	Policy regarding industry concentration
g.	Policy regarding investing in tax-exempt securities
h.	The elimination of certain policies

The Tax-Exempt Fund of Maryland
	Votes For	Votes Against	Votes Abstaining*
3a.	11,592,406	719,343	4,451,754
3b.	11,660,523	620,246	4,482,734
3c.	11,646,723	656,528	4,460,252
3d.	11,551,069	776,360	4,436,074
3e.	11,552,566	759,991	4,450,946
3f.	11,622,505	622,266	4,518,732
3g.	11,761,439	583,550	4,418,514
3h.	11,609,507	676,684	4,477,312

The Tax-Exempt Fund of Virginia
	Votes For	Votes Against	Votes Abstaining*
3a.	14,194,489	415,478	5,004,136
3b.	14,181,402	405,405	5,027,296
3c.	14,153,904	426,073	5,034,126
3d.	14,067,030	511,457	5,035,616
3e.	14,079,754	471,742	5,062,607
3f.	14,180,532	390,295	5,043,276
3g.	14,312,031	309,082	4,992,990
3h.	14,141,585	430,096	5,042,422

Approval of a policy allowing Capital Research and Management Company to appoint subsidiary advisers to manage the day-to-day investment activities of the fund without additional shareholder approval:

The Tax-Exempt Fund of Maryland
Votes For	Votes Against	Votes Abstaining*
11,473,880	768,038	4,521,585

The Tax-Exempt Fund of Virginia
Votes For	Votes Against	Votes Abstaining*
13,940,920	513,864	5,159,319

Approval of amendments to the fund’s Investment Advisory Agreement with Capital Research and Management Company:

The Tax-Exempt Fund of Maryland
Votes For	Votes Against	Votes Abstaining*
11,557,617	660,617	4,545,269

The Tax-Exempt Fund of Virginia
Votes For	Votes Against	Votes Abstaining*
13,964,000	459,080	5,191,023

Approval of a form of Subsidiary Agreement and appointment of subsidiary advisor(s) for the fund:

The Tax-Exempt Fund of Maryland
Votes For	Votes Against	Votes Abstaining*
11,370,043	808,214	4,585,246

The Tax-Exempt Fund of Virginia
Votes For	Votes Against	Votes Abstaining*
13,667,228	708,586	5,238,289

*Includes broker non-votes.